Exhibit 10.12

Annapolis, MD (Hilton Garden Inn)

PURCHASE CONTRACT

between

COLUMBIA HOSPITALITY, INC. AND RIVA HOSPITALITY, LLC

(JOINTLY “SELLER”)

AND

APPLE EIGHT HOSPITALITY OWNERSHIP, INC. (“BUYER”)

Dated: October 9, 2007

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8.5		Estoppel Certificates	18

8.6		Access to Financial Information	18

8.7		Bulk Sales	18

8.8		Indemnification	18

8.9		Escrow Funds	21

8.10		Liquor Licenses	21

ARTICLE	IX	CONDITIONS FOR CLOSING	21

9.1		Buyer’s Conditions for Closing	21

9.2		Seller’s Conditions for Closing	22

ARTICLE	X	CLOSING AND CONVEYANCE	22

10.1		Closing	22

10.2		Deliveries of Seller and Indemnitor	23

10.3		Buyer’s Deliveries	24

ARTICLE	XI	COSTS	25

11.1		Seller’s Costs	25

11.2		Buyer’s Costs	25

ARTICLE	XII	ADJUSTMENTS	25

12.1		Adjustments	25

12.2		Reconciliation and Final Payment	27

12.3		Employees	27

ARTICLE	XIII	CASUALTY AND CONDEMNATION	27

13.1		Risk of Loss; Notice	27

13.2		Buyer’s Termination Right	28

13.3		Procedure for Closing	28

ARTICLE	XIV	DEFAULT REMEDIES	28

14.1		Buyer Default	28

14.2		Seller Default	29

14.3		Attorney’s Fees	29

ARTICLE	XV	NOTICES	29

ARTICLE	XVI	MISCELLANEOUS	30

16.1		Performance	30

16.2		Binding Effect; Assignment	30

16.3		Entire Agreement	30

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16.4		Governing Law	30

16.5		Captions	30

16.6		Confidentiality	30

16.7		Closing Documents	30

16.8		Counterparts	30

16.9		Severability	31

16.10		Interpretation	31

16.11		(Intentionally Omitted)	31

16.12		Further Acts	31

16.13		Joint and Several Obligations	31

ARTICLE	XVII	JOINDER BY INDEMNITOR	32

17.1		Indemnification by Indemnitor	32

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement

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PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of                          , 2007, by and between COLUMBIA HOSPITALITY, INC., a Maryland corporation (“Hospitality”), and RIVA HOSPITALITY, LLC, a Maryland limited liability company (“Riva” and together with Hospitality, “Seller”), each with a principal office at Belle Point Office Park, 7871 Belle Point Drive, Greenbelt, MD 20770, and APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”)

RECITALS

A. Hospitality is the fee simple owner of the land and improvements commonly known as 305 Harry S. Truman Pkwy, Annapolis, MD 21401 (respectively, the “Land” and the “Improvements”) identified on Exhibit A attached hereto and incorporated by reference. Riva is the operator of the hotel business operated on the Land and the Improvements known as the Hilton Garden Inn – Annapolis (the “Business”).

B. Buyer is desirous of purchasing the Land and the Improvements from Hospitality and purchasing the Business from Riva, and Seller is desirous of selling the Land, the Improvements, and the Business (collectively, the “Hotel”) to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $250,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean Hilton Garden Inn, the hotel brand or franchise under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of Maryland.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Current Franchise Agreement” shall mean the agreement between Riva and the Franchisor, dated November 1, 2004, granting Riva the authority to operate the Hotel as a “Hilton Garden Inn.”

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Due Diligence Materials” shall mean the materials delivered to Buyer or inspected and/or copied by Buyer pursuant to the provisions of Section 3.1.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.6(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.6(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.6(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Manager” shall mean Baywood Hotels, Inc., a Maryland corporation.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean Hilton Hotels Corp.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.6(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor License” shall have the meaning set forth in Section 8.10.

“Manager” shall mean the management company selected by Buyer to manage the Hotel.

“New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

“New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Existing Manager or the Franchisor, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Existing Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Existing Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the

Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than the hotel franchise granted to Riva by Franchisor), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Intentionally Deleted.

2.3 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Twenty-five Million and No/100 Dollars ($24,900,000.00) (the “Purchase Price”).

2.4 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer.

2.6 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

2.7 Condition of the Property; No Representations.

(a) Buyer acknowledges the following: (i) upon the expiration of the Review Period, Buyer will have been given a reasonable opportunity to inspect and investigate the Property and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Buyer’s choosing; (ii) except as otherwise provided herein, Buyer will acquire the Property based upon Buyer’s own investigation and inspection of the Property; and (iii) upon the expiration of the Review Period, Buyer will have been given a reasonable opportunity to review and inspect the Due Diligence Materials and any other materials delivered to Buyer or made available to Buyer at the Property. BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, INCLUDING, WITHOUT LIMITATION, THE SELLER’S REPRESENTATIONS AND WARRANTIES, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, THE BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE SELLER OR THE BROKER. THE BUYER FURTHER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE PROVIDED HEREIN, INCLUDING, WITHOUT LIMITATION, THE SELLER’S REPRESENTATIONS AND WARRANTIES, ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY OR THE HOTEL WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT THE SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND EXCEPT AS OTHERWISE PROVIDED HEREIN, MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY OR THE HOTEL, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT, OR OTHER PERSON. For avoidance of doubt, the term “herein” shall mean any and all portions of this Agreement and not just the section in which such term is used.

(b) BUYER SPECIFICALLY ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN: (i) SELLER IS DISPOSING OF THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) NEITHER BUYER NOR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF SELLER, AS TO ANY MATTER CONCERNING THE PROPERTY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of the Property or the square footage of any of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Property, or the fitness, suitability, value or adequacy of the Property for any particular purpose, (iv) the zoning or other legal status of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other Person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of Buyer or any of its affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of the Property, (vii) the presence, absence, condition or compliance of any “Hazardous Materials” (as that term is defined in Section 7.1(f)) on, in, under, above or about the Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements at the Property, or (ix) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, the Property. Without limiting the generality of the foregoing, Buyer expressly acknowledges that, except as set forth herein, it is not relying on any representation or warranty of Seller or any of its affiliates or any direct or indirect stockholder, partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to Seller.

(c) This Section 2.7 shall survive the Closing indefinitely.

2.8 Release.

(a) Without limiting the provisions of Section 2.7, and except as expressly set forth herein, Buyer hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, Seller or its affiliates or any direct or indirect stockholder, partner, member, trustee, director, shareholder, controlling person, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Released Entity”, and collectively, the “Released Entities”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), in addition to associated attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Property or any portion thereof (collectively, “Claims”) including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property. In addition, Buyer hereby forever releases each of the Released Entities from and against any Claims to the extent relating to any Hazardous Materials that may be placed, located or released on, at, under or from the Property after the Closing Date.

(b) In connection with this Section 2.8, Buyer expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the waiver and release provisions of the preceding paragraph. Except as otherwise provided herein, Buyer elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown to Buyer. To the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that except as otherwise provided herein, the waivers and releases herein have been negotiated and agreed upon in light of that realization and that, except as otherwise provided herein, Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder. Without limitation of the foregoing, if Buyer has actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (ii) any breach of or inaccuracy in any representation of Seller made in this Agreement which would entitle Buyer to terminate this Contract, and nonetheless elects to proceed to Closing, then, Buyer shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller with respect thereto.

(c) Survival. This Section 2.8 shall survive the Closing indefinitely.

2.9 Merger of Hospitality and Riva. Prior to the Closing Date, Seller shall file with the State Department of Assessments and Taxation of Maryland Articles of Merger between Hospitality and Riva under which Hospitality shall be the surviving entity. Thereafter, all references to Seller shall be deemed to refer to Hospitality only including, but not limited to, all items to be delivered at Closing by Seller.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is thirty (30) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within three (3) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party that relate to the operations of the

Hotel and that contain information not included in the Financial Statements, if any, provided to Buyer by the Existing Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

(g) A current list of all FF&E.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, upon not less than 24 hours’ prior notice to Sellers, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property.

3.3 Restoration and Indemnification. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. In addition, Buyer shall indemnify and hold Seller harmless from any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and other charges) arising out of or in any way related to personal injury (including death), property damage, material disruptions of operations, nuisance or other claims asserted by any person or entity relating to the acts or omissions of Buyer, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Property. The foregoing obligation to repair and restore the Property and the foregoing indemnity obligation shall survive Closing or any termination of this Contract.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller on or before the expiration of the Review Period and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Seller has delivered to Buyer its existing title insurance policy, including copies of all documents referred to therein, for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for the Property (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, Attn: Debby Moore, 2505 N. Plano Road, Ste. 3100, Richardson, Texas 75082 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer shall order the Title Commitment within five (5) days after the date of this Contract, and shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same on or before the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) Business Days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of the Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness, any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V

EXISTING MANAGER AND FRANCHISE AGREEMENT

5.1 Existing Manager. At or prior to the Closing, Seller shall terminate the Existing Manager, and Seller shall be solely responsible for all claims and liabilities to the Existing Manager arising prior to or following the Closing Date. Seller shall be responsible for paying all costs related to the termination of the Existing Manager.

5.2 Franchise Agreement. Promptly after execution of this Contract, the Seller shall notify Franchisor in writing (with a copy to Buyer) that it intends to sell the Hotel pursuant to the terms and conditions of this Contract. Promptly after Seller’s delivery of the foregoing notice to Franchisor, Buyer shall apply to the Franchisor for the right to conduct and operate the Hotel as a “Hilton Garden Inn” and shall use commercially reasonable, diligent efforts to obtain the right from Franchisor to operate the Hotel as a “Hilton Garden Inn.” Buyer shall pay all transfer or re-licensing fees charged by the Franchisor in connection with the approval of Buyer as the operator of the Hotel.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that, except for Thompson Land Development for whose fees and commissions Seller shall be solely responsible, it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Columbia is a corporation duly organized, validly existing and in good standing in the State of Maryland. Riva is a limited liability company duly formed, validly existing and in good standing in the State of Maryland. Each of Columbia and Riva has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Columbia or Riva of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Columbia and Riva. Neither the execution nor the performance of, or compliance with, this Contract by Columbia or Riva has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Columbia, Riva or to the Hotel.

(b) FIRPTA. Neither Columbia nor Riva is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. None of Seller, or, to Seller’s knowledge, any of its or their shareholders or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Existing Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s or Indemnitor’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Existing Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s or Indemnitor’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, except as disclosed on Exhibit E, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and, to Seller’s knowledge without any independent investigation, never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title to Personal Property and Liens. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Neither Seller nor Indemnitor has received any written notice, and neither Seller nor Indemnitor has knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To the best of its knowledge, Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s or Indemnitor’s knowledge requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

(j) Financial Statements. Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Existing Manager for the Hotel, and (iii) monthly financial statements prepared by the Existing Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Existing Manager, all of which have been provided to Buyer.

(k) Employees. All employees employed at the Hotel are the employees of the Existing Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Existing Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. The Hotel has at all times been operated by Existing Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Current Franchise Agreement. Seller has furnished to Buyer a true and complete copy of the Current Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which has not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Current Franchise Agreement. The Improvements comply with, and the Hotel is being operated in accordance with, all requirements of the Current Franchise Agreement and all other requirements of the Existing Manager and the Franchisor, including all “brand standard” requirements of the Existing Manager and the Franchisor. The Current Franchise Agreement is in full force and effect, and shall remain in full force and effect until the termination of the Current Franchise Agreement at Closing, as provided in Article V hereof. No default has occurred and is continuing under the Current Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Construction of Hotel.

(i) To the best of Seller’s knowledge, but without any independent investigation, the Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with the Contracts, Plans and Specs, and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) The Personal Property is in operating order.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and the Current Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Current Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Current Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Current Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in the good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Existing Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Existing Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Existing Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) use commercially reasonable efforts to obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use commercially reasonable efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Upon reasonable prior notice to Seller by Buyer and after expiration of the Review Period and receipt by Escrow Agent of the Additional Deposit, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Existing Manager, the Hotel staff and the Existing Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Manager.

8.5 Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

(d) Limitation on Damages. Notwithstanding any other provision of this Section 8.8, after Closing, either Seller or Buyer shall have the right to make a claim for breach of representation or warranty under this Contract only if such party incurs actual direct damages (and not speculative, consequential, indirect, punitive or other damages) in excess of $5,000.00 (the “Claims Threshold”) as a result of such breach. If more than one representation or warranty under this Contract is alleged to have been breached, the Claims Threshold shall apply to all claims of a party in the aggregate. Either party’s liability for any breaches of representations under this Contract (i) shall be limited to actual direct damages in excess of the Claims Threshold, and (ii) shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) (collectively, the “Limitation on Damages”). The Limitation on Damages is a material inducement to both parties to enter into this Contract. It is expressly understood that the Limitation on Damages applies only with respect to breaches of representations and not with respect to indemnity obligations contained in Section 8.8 (a)(i), (ii), (iv), or (v) and Sections 3.3 and 8.8(b)(ii) and (iii) for which there is no limitation and no threshold.

8.9 Security for Seller’s Post-Closing Obligations. To effectuate a “Like-Kind Exchange” (hereinafter defined) at Closing, it is contemplated that Seller shall pay to a “Qualified Intermediary” (hereinafter defined) the entire cash proceeds from the transfer of the Property that are available to be exchanged for a replacement property of like-kind (the “Exchange Funds”).

(a) If, at Closing, Seller pays the Exchange Funds to a Qualified Intermediary, and, at any time before 12:00 a.m. on the 181st day after the Closing Date, a Qualified Intermediary completes a Like-Kind Exchange on behalf of Seller involving the purchase of a replacement property with a value of at least Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Qualified Replacement Property”), then no additional security for the obligations of Seller which survive Closing pursuant to the express terms of this Contract shall be required hereunder.

(b) From and after the date on which a “Security Trigger Obligation” (hereinafter defined) occurs and until the last day of the Survival Period (the “Security Period”), Seller shall maintain a Security Account for the representations and warranties of Seller that survive Closing pursuant to the provisions of Section 7.3 and the indemnification obligations of Seller that survive Closing pursuant to the provisions of Section 8.8.

(c) At Closing, Seller shall deliver to Buyer a written certificate (the “Security Account Certificate”) executed by Amit N. Patel, the President of Columbia, in form and substance reasonably satisfactory to Buyer, certifying to Buyer that, upon the occurrence of a Security Trigger Obligation, Columbia shall promptly establish and identify to Buyer a Security Account and that such officer will cause the Security Account to continue to be maintained by Columbia through the expiration of the Security Period. The Security Account Certificate shall contain a further affirmation and representation that the obligation of Columbia to maintain the Security Account has been irrevocably authorized and approved by the Board of Directors of Columbia and all other corporate actions necessary for authorizing the establishment of the Security Account have been taken, and that upon any action by Columbia or its directors, officers, shareholders or other principals which would adversely affect the maintenance of the Security Account, such officer shall provide immediate written notice to Buyer of such action.

(d) Subject to the terms and conditions of this Section 8.9, upon (i) the occurrence of a Security Trigger Obligation or (ii) within five (5) business days after Seller’s counsel receives at his address set forth in Article XV a written request from Buyer, Columbia shall deliver to Buyer an updated Security Account Certificate (each, an “Updated Security

Certificate”), identifying the Security Account. Columbia shall only be required to deliver one Updated Security Certificate to Buyer within each 90 day period during the Security Period. If the Security Period is less than 90 days, then Columbia shall not be required to deliver an Updated Security Certificate to Buyer. The 91st day after the first day of the Security Period shall be the first day on which Columbia may be required to deliver an Updated Security Certificate to Buyer.

(e) For purposes of this Section 5.2, the following terms shall have the following meanings:

(i) “Like-Kind Exchange” means a Qualified Intermediary exchanges all or a portion of the Exchange Funds, on behalf of Seller, for a replacement property of a like kind, such that, upon the completion of the Qualified Intermediary’s purchase of such like-kind replacement property, such purchase qualifies as a like kind exchange under Section 1031 of the Code (as such term is defined in Article XVII).

(ii) “Qualified Intermediary” means an independent third party entity that (A) has entered into a written exchange agreement with Seller under which Seller has designated such third party to hold the Exchange Funds to effectuate a Like-Kind Exchange and (B) is eligible under Section 1031 of the Code and the regulations promulgated thereunder to act as an intermediary on behalf of Seller to hold the Exchange Funds in escrow and effectuate a Like-Kind Exchange.

(iii) “Security Account” means a bank or other financial account of Seller that contains no less than Five Hundred Thousand Dollars ($500,000.00).

(iv) “Security Obligation Trigger Event” means the earlier to occur of the following: (A) Seller does not pay the Exchange Funds to the Qualified Intermediary at the Closing; (B) Seller causes the Qualified Intermediary to return all or any portion of the Exchange Funds to Seller without the Qualified Intermediary completing a Like-Kind Exchange, on behalf of Seller, involving the purchase of a Qualified Replacement Property; or (C) the Qualified Intermediary fails to complete a Like-Kind Exchange, on behalf of Seller, involving the purchase of a Qualified Replacement Property, before 12:00 a.m. on the 181st day after the Closing Date.

8.10 Liquor License. An affiliate of Seller, Hospitality Services, LLC, a Maryland limited liability company (“Licensee”), is the holder of an on premises beer and wire license issued by the Anne Arundel County Alcoholic Beverage Commission (the “Liquor License”). Licensee has applied to have the Liquor License upgraded to include on premises sale of alcoholic beverages, and a hearing on that application is scheduled for October 23, 2007. The Liquor License is transferable, and prior to Closing, Buyer, Manager, or an Affiliate of either of them may file any and all necessary forms, applications and other documents (and at no cost to Seller, Seller shall cooperate with the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor License will be transferred effective upon completion of Closing. Buyer acknowledges that all costs of the transfer of the Liquor License shall be borne by Buyer or its Affiliate. In the event the transfer of the Liquor License is not completed by Closing, Seller shall cooperate with Buyer by entering into an interim alcoholic beverage management agreement with respect to the sale of alcoholic beverages at the Hotel in substantially the same form as attached Exhibit H.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Intentionally Omitted.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) Intentionally Omitted.

(g) The Current Franchise Agreement shall have been terminated.

(h) Buyer and the Franchisor shall have executed and delivered the New Franchise Agreements upon terms and conditions acceptable to Buyer in its sole and absolute discretion. In the event this condition is not satisfied on or before January 15, 2008, the Closing Date may be extended by Buyer for a reasonable period of time (not to exceed 120 days).

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Buyer and the Franchisor shall have executed and delivered the New Franchise Agreements upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date after December 31, 2007 and before January 15, 2008 selected by Buyer provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The parties acknowledge the Closing shall be an escrow closing, requiring the parties to deliver to the Escrow Agent, in escrow, all documents and funds necessary for the Closing on the date of the Closing, and without any requirement that the parties attend a formal settlement. The Closing shall be held as of 10:00 a.m., or as otherwise determined by Buyer and Seller.

10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A Special Warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bill of Sale. Bill of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor License required for operation of the Hotel).

(c) Franchise Agreements. Evidence from the Franchisor that the Current Franchise Agreement will terminate upon the Closing and the execution of the New Franchise Agreement.

(d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(h) Intentionally Omitted.

(i) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller (including, but not limited to, the Security Account Certificate and a counterpart of the interim alcoholic beverage management agreement, if needed), reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer (including, but not limited to, a counterpart of the interim alcoholic beverage management agreement, if needed), reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, mansion, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property and the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for the cost of completing any property improvement plan

(“PIP”) items which Buyer is required to complete by the Franchisor within one hundred and eighty (180) days of the Closing Date, as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable).

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Existing Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts, all PIP accounts, Franchisor escrows, but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits, shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to $35 per occupied room.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within ten (10) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, each applicable Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same (less any amounts spent by Seller on repairs), plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) Business Days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder, except as otherwise expressly provided herein.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10 Business Days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for specific performance; provided that any action for specific performance shall be filed by Buyer within ninety (90) days of the alleged default.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and a copy of such notice is delivered on the next Business Day by recognized and reputable commercial overnight delivery service marked for next day delivery service, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery:

If to Buyer:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 344-8129

If to Seller:	Columbia Hospitality, Inc. 7871 Belle Point Drive Greenbelt, Maryland 20770 Attention: Amit N. Patel Fax No.: (301) 345-8701

with a copy to:	Richard B. Schreibstein, Esquire Richard B. Schreibstein, LLC 10480 Little Patuxent Parkway Suite 800 Columbia, Maryland 21044 Fax No.: (443) 276-1823

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Maryland (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Existing Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

16.14 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its Affiliates propose to list for sale any hotel property or properties owned, acquired, constructed or developed by Seller or their Affiliates and located within a ten (10)-mile radius of the Hotel (any such other hotel property being referred to as an “Other Property”), Seller shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

ARTICLE XVII

TAX FREE EXCHANGE

Each party hereby agrees to take any and all actions at Closing as are reasonably necessary (but at no cost or expense to the non-exchanging party) to help the other to effectuate a like-kind exchange of the Property pursuant to Section 1031 of the Internal Revenue Code of the United States (the “Code”), including, but not limited to (i) entering into a like-kind exchange trust agreement authorized by a “qualified intermediary” to effectuate a like-kind exchange of the Property, which agreement shall be in the form and substance sufficient to allow such party’s exchange of the Property to qualify as a tax-free exchange under Section 1031 of the Code, and (ii) paying to the qualified intermediary the cash at closing for the Property in accordance with the instructions of the intermediary; provided, however, that in no event shall the non-requesting party be required to take title to any other real property or to incur any additional expenses or liability in order to effectuate the like-kind exchange and the like-kind exchange shall not delay the Closing Date. The requesting party, whether Seller or Buyer, shall give the non-requesting party written notice at least fifteen (15) days prior to the Closing Date that the requesting party intends to effectuate a like-kind exchange. Further, the requesting party, whether Seller or Buyer, agrees to indemnify, defend and hold the other party harmless from and against any and all costs, expenses, claims and other liabilities of any kind arising with regard to the effectuation of a tax free exchange as described herein. Notwithstanding anything to the contrary provided herein, the non-requesting party makes no representations or warranties as to the tax treatment for the transaction contemplated hereby or the ability of the transaction contemplated to qualify for like-kind exchange treatment pursuant to Section 1031 of the Code. In the event both parties desire to effectuate a like-kind exchange as described herein, each party shall pay any and all costs associated with their respective transactions. Nothing contained in this Article XVII shall be construed to obligate Buyer to enter into any installment sales contract or to sever this Contract into two or more purchase contracts, it being expressly understood by the parties that any exchange authorized hereby shall be an exchange by either Seller or Buyer and not any individuals or entities comprising either Seller or Buyer.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

COLUMBIA HOSPITALITY, INC., a Maryland corporation

By:	/s/ Amit N. Patel
Name:	Amit N. Patel
Title:	President

RIVA HOSPITALITY, LLC, a Maryland limited liability company

By:	/s/ Amit N. Patel
Name:	Amit N. Patel
Title:	Managing Member

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Dave Buckley
Name:	Dave Buckley
Title:	Vice President

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

EXHIBIT C

LIST OF HOTEL CONTRACTS

EXHIBIT C-1 - Seller’s Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT C-2 - Other Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT D

CONSENTS AND APPROVALS

A.	Consents Under Hotel Contracts:

NONE

B.	Consents Under Other Contracts

NONE

C.	Governmental Approvals and Consents

NONE

EXHIBIT E

ENVIRONMENTAL REPORTS

[To be provided by Seller]

EXHIBIT F

CLAIMS OR LITIGATION PENDING

[To be provided by Seller]

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of                     , 2007 by and among COLUMBIA HOSPITALITY, INC., a Maryland corporation, and RIVA HOSPITALITY, LLC, a Maryland limited liability company (“Seller”), APPLE EIGHT HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

RECITALS

WHEREAS, pursuant to the provisions of Section 2.6 of that certain Purchase Contract dated                          , 2007 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent and Seller stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in Anne Arundel County, Maryland and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and a copy of such notice is delivered on the next business day by recognized and reputable commercial overnight delivery service marked for next day delivery service, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery:

(i)	If addressed to Seller, to:

Columbia Hospitality, Inc.

7871 Belle Point Drive

Greenbelt, Maryland 20770

Attention: Amit N. Patel

Fax No.: (301) 345-8701

with a copy to:

Richard B. Schreibstein, Esquire

Richard B. Schreibstein, LLC

10480 Little Patuxent Parkway

Suite 800

Columbia, Maryland 21044

Fax No.: (443) 276-1823

(ii)	If addressed to Buyer, to:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Sam Reynolds

Fax No.: (804) 344-8129

with a copy to:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Legal Dept.

Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

LandAmerica Dallas National Division

2505 N. Plano Road, Ste. 3100

Richardson, Texas 75082

Attn: Debby Moore

Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

COLUMBIA HOSPITALITY, INC.

By:
Name:	Amit N. Patel
Title:	President

RIVA HOSPITALITY, LLC

By:
Name:	Amit N. Patel
Title:	Managing Member

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

EXHIBIT H

ALCOHOLIC BEVERAGE

MANAGEMENT AGREEMENT

(Hilton Gardens Inn

THIS ALCOHOLIC BEVERAGE MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the      day of                     , 200   (“Effective Date”), by and between                                                   (“Owner”), and Hospitality Services, LLC, a Maryland limited liability company (“Licensee”).

WITNESSETH:

WHEREAS, Pursuant to the Purchase Contract between Owner, as Purchaser, and Columbia Hospitality, Inc. and Riva Hospitality, LLC, as Seller, dated as of                     , 2007, as may have been amended and/or assigned (the “Purchase and Sale Agreement”), Owner has purchased a hotel located at 305 Harry S. Truman Parkway, Annapolis, Maryland 21401, and more particularly described in the Purchase and Sale Agreement (the “Hotel”) (including the related facilities and the fixtures, improvements and personal property).

WHEREAS, Licensee is the holder of that certain permit as set forth in Exhibit A (the “Liquor License”) for the sale and service of alcoholic beverages in the bar areas, restaurants, meeting and banquet rooms, guest rooms, and in-room mini-bars, if any, of the Hotel (the “Beverage Premises”).

WHEREAS, Owner desires that Licensee provide management and operating services with respect to alcoholic and non-alcoholic beverage sales, service (including room service), and other operations within the Beverage Premises (“Beverage Operations”).

WHEREAS, Licensee is willing to enter into this Agreement to provide Beverage Operations in the Beverage Premises.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Licensee agree as follows:

ARTICLE 1

ROLE OF LICENSEE; PROPERTY RIGHTS; TERM

1.1 Appointment. Owner hereby appoints Licensee, and Licensee hereby accepts the appointment, as the sole and exclusive manager of Beverage Operations. Owner hereby grants Licensee nonexclusive possession of the Beverage Premises, and Licensee hereby accepts such nonexclusive grant of possession of the Beverage Premises; provided, however, Licensee shall be the sole and exclusive party to conduct Beverage Operations within the Beverage Premises.

1.2 Inventory and Supplies. Owner acknowledges that title to the inventory of alcoholic beverages (including wine and beer, the “Alcoholic Beverage Inventory”) on hand at the Hotel as of the date of Owner’s acquisition of the Hotel has not passed to Owner, but has been retained by Licensee. At the end of the Term (as hereafter defined), Licensee shall assign to Owner at Licensee’s cost, but without warranty, all of its right, title, and interest in and to so much Alcoholic Beverage Inventory as may be on hand at the Hotel as of the last day of the Term. Owner, at its sole expense, shall provide, order and keep restocked in a timely manner all inventory of non-alcoholic beverages and of operating equipment and supplies (including glassware and other supplies, “Other Inventory”) necessary to conduct Beverage Operations in a manner consistent with past operating practices; and Licensee shall have the right to use, consume and sell Other Inventory in the conduct of Beverage Operations under this Agreement. Owner shall bear all risk of loss, breakage or pilferage with respect to Other Inventory save only to the extent of any uninsured loss caused by the willful misconduct or gross negligence of any supervisory or managerial personnel of Licensee.

1.3 Fixtures and Equipment: Maintenance; Surrender. Owner shall provide, at Owner’s expense, and Licensee shall have the right to the nonexclusive use of, all fixtures, equipment, furnishings and furniture necessary for conducting Beverage Operations in a manner consistent with past operating practices. Owner, at Owner’s expense, will maintain the Hotel and the adjacent grounds, including all HVAC, electrical, mechanical and plumbing components and systems thereof, in a good and serviceable condition, reasonable wear and tear excepted. At the end of the Term, Licensee shall surrender the Beverage Premises to Owner in their then current condition, and Owner shall bear all risk of loss, damage, or destruction to the Beverage Premises or other portions of the Hotel save only to the extent of any uninsured loss caused by the willful misconduct or gross negligence of any supervisory or managerial personnel of Licensee.

1.4 Term. Unless terminated sooner under another provision of this Agreement, the term of this Agreement (the “Term”) shall commence on the date hereof and terminate on the earlier of (a) the date on which the liquor licensing authority approves the issuance or transfer of a liquor license to Owner or Owner’s nominee, or (b) ninety (90) days after the date hereof, unless Owner has, during the Term, diligently and continuously sought to obtain a liquor license and as of the expiration of the Term a liquor license has not been issued to Owner or Owner’s nominee, whereupon Owner shall have the right upon prior written notice to Licensee to extend the Term no more than two (2) times, each extension to be for a consecutive period of forty-five (45) days.

ARTICLE 2

REVENUE AND EXPENSES; PAYMENT TO OWNER

2.1 Revenues. All gross revenue and receipts derived from Beverage Operations (“Beverage Revenues”) shall be the exclusive property of Licensee. Beverage Revenues shall at all times remain under the control of Licensee. To the extent Beverage Revenues are charged to guest rooms or otherwise centrally paid or collected through operations at the Hotel other than Beverage Operations, Owner shall separately account for such Beverage Revenues and remit the same to Licensee’s account from time to time at reasonable intervals established by Licensee.

2.2 Licensee Expenses. During the Term, Licensee shall be responsible only for the following expenses (collectively, “Licensee Expenses”): (a) the cost of purchasing Alcoholic Beverage Inventory sufficient to replace Alcoholic Beverage Inventory used and consumed in connection with Beverage Operations during the Term, and (b) fees payable to governmental agencies during the Term to keep the Liquor License in full force and effect; provided, however, that notwithstanding the foregoing, in the event that Licensee or Owner determines that gross receipts, sales or other taxes are required to be paid under applicable laws or regulations with respect to the Beverage Operations, at least ten (10) Business Days prior to the due date for such payment Owner shall provide Licensee with (i) funds sufficient to reimburse Licensee for its payment of such amounts, and (ii) duly completed tax applications and statements in form sufficient for delivery to the applicable governmental agency upon execution by Licensee, together with backup documentation supporting such tax calculations. Owner’s failure to comply with its obligations in the preceding sentence shall constitute an Event of Default pursuant to Article V. All other costs and expenses with respect to Beverage Operations shall be advanced and paid solely by Owner. Notwithstanding anything to the contrary herein, Licensee’s obligation to pay Licensee Expenses shall be limited to Beverage Revenues actually received, and Licensee shall have no obligation to advance or supply any other funds for the payment of Licensee Expenses. As used in this Agreement, the term “Business Day” means any day of the year, other than Sunday, Saturday or any other day that the Federal Reserve Bank of New York recognizes as a federal holiday.

2.3 Remittance to Owner. On or before the last day of each calendar month, Licensee shall remit to Owner for the immediately preceding calendar month (for example, the payment for the month of November will be due on or before December 31), or fraction thereof, during the Term, an amount equal to the Available Funds (as hereafter defined) from Beverage Operations conducted during such immediately preceding calendar month or fraction thereof. As used herein, the term “Available Funds” means for any monthly period, the Beverage Revenues actually received by Licensee during such period minus (a) $500 and (b) Licensee Expenses paid or accrued by Licensee during such period. Notwithstanding anything to the contrary herein, Licensee’s obligation to pay any sum to Owner under this Agreement shall be limited to the Available Funds, Licensee shall have no obligation to advance or supply any other funds for any such payment to Owner, nor shall Owner have recourse to any assets of Licensee other than the Available Funds for the payment or satisfaction of any sum due to Owner under this Agreement.

2.4 Licensee’s Right of Setoff. Licensee shall have the right to setoff and deduct from any payments otherwise due to Owner under this Agreement all sums that may be then due and payable by Owner to Licensee under this Agreement, including without limitation and without duplication, (a) any sums that Licensee may have elected to advance provided that Licensee provides Owner with written notice of its intent to advance (Licensee being under no obligation to do so) to pay expenses otherwise required to be incurred and paid by Owner pursuant to this Agreement, (b) any sums then owing and unpaid by Owner as reimbursement to Licensee pursuant to this Agreement, and (c) interest on the foregoing at the lesser of 15% per annum or the highest lawful rate of interest in the jurisdiction of the Hotel.

ARTICLE 3

BEVERAGE OPERATIONS

3.1 Authority and Duties. During the Term, Licensee shall have the exclusive responsibility, authority and control of the operation, direction, purchase, sale storage, handling, management and supervision of the Beverage Operations, subject to the terms of this Agreement, including the following authority:

(a) the hiring and discharge of all Beverage Employees (as hereinafter defined) performing services in connection with Beverage Operations (all such Beverage Employees shall be trained by a qualified alcoholic service school if required by any applicable Law (as hereinafter defined) and shall comply in all respects with applicable laws in performing their duties at the Hotel);

(b) the determination of all beverage service policies at the Hotel; and

(c) the entering into of such contracts for the purchase and delivery of Alcoholic Beverage Inventory as Licensee shall from time to time consider appropriate so long as such contracts do not bind Owner beyond thirty (30) days after the term of this Agreement or that are not terminable by Owner upon thirty (30) days’ notice without payment of premium or penalty.

3.2 Employees. During the Term, Owner shall assign to Licensee, and Licensee shall direct, control and discharge, as the case may be, all personnel of Owner who are engaged in Beverage Operations (“Beverage Employees”). Owner shall reimburse Licensee within ten (10) days of billing for the amount of any wages, salaries and other compensation and benefits paid to Beverage Employees by Licensee (or its affiliates if the Beverage Employees are employed by an affiliate of Licensee), including any applicable insurance costs. At the end of the Term, the assignment shall terminate.

3.3 Records. Licensee shall keep full and adequate books of account and other records reflecting the results of the Beverage Operations. Licensee may elect to keep the books and records of the Beverage Operations in its home office or other suitable location, or, upon Owner’s request, at the Hotel, and all such books and records shall be available to Owner and its representatives at all reasonable times for examinations, audit, inspection and transcription. Licensee shall supply Owner with copies of such books and records upon reasonable written notice by Owner. Owner shall reimburse Licensee within ten (10) days of billing for all costs and expenses incurred by Licensee in connection with the foregoing to the extent not performed by Beverage Employees.

3.4 Operation and Management Duties. Licensee shall:

(a) conduct the Beverage Operations in a businesslike manner and in compliance with all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations (collectively, “Laws”) pertaining to the sale of alcohol, malt or brewed beverages in the State of Maryland;

(b) not, in connection with the operation of the Hotel, permit sales to be made or alcoholic beverages to be served to, or possessed or consumed by, any person in violation of applicable Laws;

(c) throughout the Term, maintain all licenses and permits (other than the Liquor License), if any, it is required to maintain in connection with the Beverage Operations and all parties hereto agree to take no action during the Term which will cause a revocation of the same and further agree to take all actions necessary to renew the same in a timely manner; and

(d) neither use nor permit the Beverage Premises or any part thereof to be used for any unlawful or hazardous purposes.

ARTICLE 4

INSURANCE

4.1 Maintenance of Insurance.

(a) During the Term of this Agreement, Owner agrees to maintain, with a company satisfactory to Licensee, at the cost and expense of Owner, a policy of general liability insurance, including liquor liability coverage, on an occurrence basis, with liability limits of at least $5,000,000.00 per occurrence, that names the Licensee (including its affiliates, officers and members) and Licensee’s agents and employees who supervise, inspect and/or assist Owner in the Beverage Operations as additional insureds, including coverage for damages arising out of the acts or negligence of Licensee (including its affiliates, officers and members) and Licensee’s agents and employees, and that provides that such policy is primary insurance and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Licensee. Owner also agrees to maintain property insurance, written on an all risk policy form, in an amount equal to or greater than current replacement cost value, providing business interruption, extra expense, boiler and machinery, flood, and earthquake coverage from incidents that may arise in the operation of the hotel business. Certificates evidencing the coverages described herein shall be delivered to Licensee prior to the commencement of the Term.

(b) The policies of insurance maintained by Owner shall only be cancelable following at least thirty (30) days written notice to Licensee.

4.2 Waiver of Subrogation. Owner shall cause all policies of insurance maintained pursuant to the terms hereof to provide that the insurance company will have no right to subrogation against Licensee or any of Licensee’s agents or employees or affiliates.

4.3 Indemnity. Owner shall indemnify, defend, and hold Licensee and its agents, officers, directors, shareholders, employees, attorneys, subsidiaries, parents and affiliates harmless from any and all liabilities, damages, or claims, costs, unpaid operating expenses, unpaid taxes, penalties, citations, enforcement actions, losses, or expenses (including reasonable attorneys’ fees) incurred by Licensee or any of the parties described in this Section 4.3 in connection with this Agreement or the operation of the Hotel or the Beverage Operations by Owner from and after the date hereof, including arising from any breach by Owner of the terms of this Agreement; except to the extent such liabilities, damages, or claims, costs, penalties, citations, enforcement actions, losses, or expenses arise from the gross negligence or willful misconduct of supervisory or managerial personnel of Licensee.

The parties agree that upon discovery by either party of facts giving rise to a claim for indemnity under the provisions of this Agreement (“Claim”), including receipt of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise by any third party, that a party to this Agreement will give prompt notice thereof in writing to the other party. Upon receipt of such notice, such party shall make written demand for indemnification under this Agreement.

Owner shall, at its sole cost and expense contest and defend by all appropriate legal proceedings any Claim with respect to which they are called upon to indemnify Licensee or any of the parties described in this Section 4.3 under the provisions of this Agreement. Such contest shall be conducted by attorneys approved of by Licensee. Owner further acknowledges its full responsibility of the operation of Beverage Operations at the Hotel, and agrees that Owner shall pay to Licensee or any of the parties described in this Section 4.3 the amount of any damages to which Licensee or any such parties may become entitled by reason of the provisions of this Agreement, such payment to be made within thirty (30) days after any such amount of damages is finally determined either by mutual agreement of the parties hereto or otherwise pursuant to this Agreement.

ARTICLE 5

EVENTS OF DEFAULT; TERMINATION

5.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) The failure of either party to pay when due any amount payable to the other party under this Agreement for a period of five (5) days after written notice from the other party that such payment is due and payable; or

(b) Owner or Licensee fails fully to remedy any other breach of its obligations under this Agreement within ten (10) days (or such longer time as the other party may in writing allow), after receipt of written notice from the other party specifying one or more of such breaches of this Agreement.

5.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, the non-defaulting party may terminate this Agreement upon written notice to the other party and except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, all obligations hereunder shall cease. In any judicial proceeding in which the validity of termination is at issue, neither party will be limited to the reasons for default set forth in any notice sent pursuant to this Agreement.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be deemed to have to been given if delivered personally or mailed by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight courier, addressed as follows:

if to Licensee:

c/o Columbia Hospitality, Inc.

7871 Belle Point Drive

Greenbelt, Maryland 20770

Attention: Amit N. Patel

if to Owner:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attention: Sam Reynolds

or to such other addresses as Licensee and Owner shall designate in the manner herein provided.

6.1 Survival. Unless expressly stated to the contrary, all obligations for any payment or reimbursement by one party to the other shall survive the end of the Term. The provisions of Sections 1.2, 1.3, and 4.3 of this Agreement shall survive the end of the Term.

6.2 Partial Invalidity. If any of the phrases, sentences, clauses or paragraphs contained in the Agreement shall be declared invalid by the final and unappealable order, decree, judgment or any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, provided that the economic basis of this Agreement is not thereby altered.

6.3 Modifications; Waivers. This Agreement may not be changed, modified or terminated, nor may any provision hereof be waived, except by a writing signed by the party to be charged with any such change, modification, termination or waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

6.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

6.5 Governing Law. This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State in which the Hotel is located and the courts of such State shall have jurisdiction over any matters arising hereunder.

6.6 Assignment. Owner may not, without the prior written consent of Licensee, assign or transfer any of its rights under this Agreement to any other person, firm or company.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by overnight courier or delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

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IN WITNESS HEREOF, Licensee and Owner have duly executed this Agreement as of the day and year first above written.

OWNER:

,
a

By:
Name:
Title:

LICENSEE:

HOSPITALITY SERVICES, LLC, a Maryland limited liability company

By:
Name:
Its:

EXHIBIT A

LIQUOR LICENSE

-i-